First Interstate BancSystem Third Quarter 2003

To our shareholders,

We are excited to announce that First Interstate BancSystem achieved record earnings for the second consecutive quarter. Third quarter earnings of $11,830,000, or $1.50 per share, compares to $8,357,000, or $1.07 per share, in third quarter 2002. Return on average common equity was 17.88% in third quarter 2003 compared to 14.10% in third quarter 2002. The return on average assets was 1.24%, up from .97% in the comparable quarter last year. The efficiency ratio declined to 60.22% this past quarter, down from 70.99% in third quarter 2002.

Revenue from residential real estate loans originated and sold on the secondary market was $4,353,000, a $2,360,000 increase over the comparable period in 2002. This is off slightly from second quarter 2003, in which we recorded $4,685,000 in residential real estate loan revenue. Partially offsetting this increase, investment securities were sold resulting in a $1,594,000 loss in third quarter 2003. In third quarter 2002 securities were sold resulting in a $2,102,000 gain. The securities were sold principally to provide a partial hedge to the mortgage servicing rights impairment adjustments. As a result of this hedge strategy our noninterest income of $17,291,000 this past quarter was $413,000 or 2% less than the same period last year.

Noninterest expense of $31,770,000 in third quarter 2003 was $5,427,000 or 15% less than last year. This significant reduction in noninterest expense is largely due to the swing in mortgage servicing rights impairment of $2,937,000 last year compared to a reversal of impairment this quarter of $2,585,000. This significant swing is solely due to mortgage rates increasing in this latest quarter compared to declining mortgage rates in the third quarter 2002.

Net interest income of $35,466,000 was $778,000 more than third quarter 2002. Our net interest margin declined to 4.28% in third quarter, compared to 4.67% in third quarter 2002. The margin declined 24 basis points from second quarter 2003. The margin decline is due to the continued effect of historically low short term rates and our limited ability to lower deposit rates; in addition, the low rates have resulted in prepayments of our investment portfolio that have been reinvested at lower rates.

Balance sheet growth continued to be strong. Average loans grew $314,096,000, or 14%; while average deposits grew $246,245,000, or 9%. Excluding the Red Lodge acquisition our average loans and deposits were up 13% and 7% respectively.

Year to date net income of $30,902,000 exceeded the first nine months of 2002 by $5,006,000, or 19%. Fully diluted earnings per share were $3.92 compared to $3.31 in the same period last year. Noninterest revenue was $8,726,000 higher than year to date September 2002; primarily due to a $7,033,000 increase in revenue from residential loans originated and then sold on the secondary market.

Financial Highlights
Three Months ended September 30

in thousands except per share data	2003	2002	% Change

(unaudited)

OPERATING RESULTS
Net income	$11,830	$8,357	41.6%
Diluted earnings per share	1.50	1.07	40.2%
Dividends per share	0.32	0.33	-3.0%

PERIOD END BALANCES
Assets	3,857,118	3,500,953	10.2%
Loans	2,566,288	2,226,715	15.2%
Investment Securities	770,878	716,019	7.7%
Deposits	3,124,176	2,894,158	7.9%
Common Stockholders’ Equity	266,382	238,365	11.8%
Common Shares Outstanding	7,909	7,811	1.3%

QUARTERLY AVERAGES
Assets	3,789,797	3,404,719	11.3%
Loans	2,529,464	2,215,368	14.2%
Investment Securities	785,380	674,119	16.5%
Deposits	3,050,464	2,804,219	8.8%
Common Stockholders’ Equity	262,538	235,161	11.6%
Common Shares Outstanding	7,848	7,799	0.6%

Asset quality continued to remain stable. Annualized year to date provision for loan losses through third quarter was .41% of loans in both 2003 and 2002. Annualized net charge offs to average loans was .28% compared to .30% last year.

We are very pleased with our record earnings results this past quarter. We have been blessed with a very strong residential real estate market and employees who stepped up to meet the market opportunities. As this revenue source declines in the coming quarters we will continue to focus on improving our efficiency. We thank our talented team of employees, directors, and officers for our continued success.

Lyle R. Knight	Terrill R. Moore
President	Chief Financial Officer
Chief Operating Officer

Third Quarter 2003

Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2003	2002	2003	2002

Total interest income	$46,855	$51,269	$141,715	$152,683
Total interest expense	11,389	16,581	37,792	49,878

Net interest income	35,466	34,688	103,923	102,805
Provision for loan losses	2,422	2,132	7,422	6,739

Net interest income after provision for loan losses	33,044	32,556	96,501	96,066
Noninterest income	17,291	17,707	53,527	44,801
Noninterest expense	31,770	37,197	101,826	100,311

Income before taxes	18,565	13,066	48,202	40,556
Income taxes	6,735	4,709	17,300	14,660

Net Income	$11,830	$8,357	$30,902	$25,896

COMMON SHARE DATA:
Diluted EPS	1.50	1.07	3.92	3.31
Dividends	0.32	0.33	0.98	0.97
Book value			33.68	30.52
Tangible book value			28.45	25.68
Appraised value			*	45.00

* Currently not available, $47.00 as of June 30, 2003

Selected Ratios (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2003	2002	2003	2002

PERFORMANCE
Return on avg common equity	17.88%	14.10%	16.26%	15.09%
Return on avg common equity excl. market adj of securities	18.06%	14.40%	16.40%	15.39%
Return on avg assets	1.24%	0.97%	1.12%	1.05%
Net interest margin, FTE	4.28%	4.67%	4.38%	4.79%
Efficiency ratio	60.22%	70.99%	64.67%	67.96%

CREDIT QUALITY (Period End)
Annualized provision for loan losses to average loans			0.41%	0.41%
Annualized net charge offs to average loans			0.28%	0.30%
Allowance for loan losses to loans			1.51%	1.61%
Allowance for loan losses to non-accruing loans			152.14%	150.16%

CAPITAL ADEQUACY & LIQUIDITY
Leverage capital ratio			7.01%	6.94%
Avg loans to avg deposits			81.18%	80.32%

Condensed Consolidated Balance Sheet (Unaudited)
(In thousands)

	09/30/2003	09/30/2002

ASSETS
Cash and due from banks	$221,344	$235,660
Federal funds sold	57,310	92,845
Interest bearing deposits	695	15,547
Investment securities	770,878	716,019
Loans	2,566,288	2,226,715
Less: allowance for loan losses	38,782	35,827

Net loans	2,527,506	2,190,888
Premises & equipment, net	108,438	92,573
Accrued interest receivable	21,805	23,335
Goodwill and core deposit intangibles	41,368	37,748
Other real estate owned, net	1,627	1,196
Other assets	106,147	95,142

Total Assets	$3,857,118	$3,500,953

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$3,124,176	$2,894,158
Fed funds purchased	0	0
Securities sold under repurchase agreements	335,012	270,076
Other liabilities	32,957	25,588
Other borrowed funds	9,190	8,136
Long - term debt	49,401	24,629
Trust preferred securities	40,000	40,000

Total Liabilities	3,590,736	3,262,587
Common stockholders’ equity	266,382	238,366

Total Liabilities and Stockholders’ Equity	$3,857,118	$3,500,953

First Interstate BancSystem

P.O. Box 30918 • Billings, Montana 59116 • (406) 255-5390
www.firstinterstatebank.com